ICE + JAM LLC LICENSE AGREEMENT with TAURIGA SCIENCES, INC.
NON EXCLUSIVE MARKETING LICENSE FOR "HERMAN LIP BALM"

DATE of Execution/Effectiveness: December 17, 2016

product: HERMAN is a Cupuacu Butter Men's Chap Stick Like Lip Care Product

manufactured: USA, Material Source: Brazil

Anticipated Retail Price: $5 per unit

term of Non-Exclusive License Agreement: 12 Month Initial Duration

Term 1: Tauriga Shall pay to Ice and Jam, a one time up front License Fee: $12,000 cash and 5,000,000 shares (rule 144 or 6 month restriction)

Term 2: Tauriga shall pay for the production costs of all Herman product that it is responsible for either selling to retail buyers or distributors.

Term 3: Tauriga and Ice and Jam LLC agree that all profits deriving from this Non-Exclusive License Agreement shall be split exactly 50%/50% between the two firms.

Term 4: Ice and Jam confirms that it can reasonably meet all future production needs within 12 week time frame of large potential order(s)

Term 5: Tauriga shall be permitted to issue a mutually agreed upon public press release to disclose this specific Non-Exclusive License Agreement to its Shareholders

Term 6: Tauriga will sell Herman through an E-Commerce Link on its website and Ice and Jam will fulfill such orders with same 50/50 profit split.

ABOUT Ice + jam LLC

Ice + Jam LLC is a fast growing cosmetics products firm headquartered in Cleveland, Ohio. Ice + Jam LLC fuses bold color & luxe ingredients with a dash of wit to create rule-breaking beauty products with one goal in mind: empower your lips. Founded in June 2013 by Ivy Evans & Jamie A. Murphy, Ice + Jam harnesses their industry experience, passion and creativity into a beauty brand that's all about being crazy, clever and confident. It's time to put your best lip forward with Ice + Jam's unreal lip-plumper and bold, long-lasting colors.
The company's website: (www.iceandjam.com)

About Cupuacu Fruit / Cupuacu Butter

Cupuacu Butter is derived from the fruit of the Cupuacu Tree; a tropical rainforest tree related to Cacao (the base of chocolate production). Common throughout the Amazon basin (South America), it is widely cultivated in the jungles of Colombia, Bolivia and Peru and in the north of Brazil, with the largest production in Pará, followed by Amazonas, Rondônia and Acre. Cupuacu Butter is a good, plant, alternative to lanolin, offering the capacity to attract 240% more water allowing it to function much more effectively as a skin hydrator and moisturizer. In addition though it's not recognized as an SPF (Sun Protection Factor), Cupuacu Butter is well known for its ability to absorb damaging UVA / UVB rays ("Ultra Violet Rays") for natural sun protection.

SIGNSATURES
On Behalf of Tauriga Sciences Inc.
Mr. Seth M. Shaw
Chairman and Chief Executive Officer

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12/23/2016

On Behalf of Ice + Jam LLC
Ms. Jamie Murphy
Mrs. Ivy Evans
Managing Members

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12/23/2016